Exhibit 99.1

FOR IMMEDIATE RELEASE

NovaDel Reports Third Fiscal Quarter Results

Flemington, NJ, June 15, 2006 - NovaDel Pharma Inc. (AMX: NVD) reported results for its third fiscal quarter ended April 30, 2006.

For the three months ended April 30, 2006, the Company reported a net loss of $2.1 million, or $0.05 cents per share, compared to a net loss of $2.6 million, or $0.08 cents per share, in the same period last year. Increased research and development expenses in the third quarter of fiscal 2006 were driven by expenditures related to the development of the company’s product pipeline. General and administrative expenses for the quarter decreased primarily as a result of lower outside legal costs. Such decrease was partially offset by a $0.3 million of non-cash stock compensation charges that the company is required to recognize pursuant to the adoption of FASB Statement No. 123R “Share-Based Payment” in FY 2006. In the prior fiscal year, stock compensation charges were not recorded in the statement of operations, but were instead reflected in the notes to the financial statements. Cash, cash equivalents and short-term investments as of April 30, 2006 were $12.0 million.

For the nine months ended April 30, 2006, the Company reported a net loss of $7.5 million, or $0.18 per share, compared to a net loss of $7.5 million, or $0.22 cents per share, in the same period last year. The factors impacting research and development and general and administrative expenses for the nine months ended April 30, 2006 were largely the same as those described above for the three months ended April 30, 2006.

Recent Company highlights include:

•

Completion of a private placement of the Company’s common stock, raising gross proceeds of approximately $11.8 million, which should allow the Company to accelerate the clinical development of its proprietary oral spray products toward pivotal trials and NDA submissions.

•

The U.S. Food and Drug Administration (FDA) accepted the Company’s submission regarding its New Drug Application (NDA) for NitroMist™ as a complete response and indicated a target of early November 2006 for action on the submission. NitroMist is NovaDel’s nitroglycerin lingual aerosol drug candidate for acute relief of an attack or acute prophylaxis of angina pectoris due to coronary artery disease.

•	Issuance of a Canadian patent for oral spray delivery of major classes of pharmaceuticals.

“We continue to make progress in our mission to provide oral delivery alternatives for many important drugs,” commented Dr. Jan Egberts, NovaDel’s Chairman, President, and CEO. “The funds received from the recent private placement will allow us to continue to make substantial progress in the clinical, regulatory and operational areas of our business and accelerate the clinical development of our proprietary oral spray products toward pivotal trials and NDA submissions.”

NitroMist™ is a pending trademark of Par Pharmaceutical Companies, Inc.

About NovaDel Pharma Inc.

NovaDel Pharma Inc. is an emerging specialty pharmaceutical company that is developing and commercializing oral spray therapeutics to fulfill unmet medical needs predominantly focused on neurology.  The Company’s proprietary oral spray technology delivery system offers the patient the potential for (i) fast onset of action; (ii) improved drug safety by reducing the required drug dosage and reducing side effects; (iii) improved patient convenience and compliance; and (iv) enhanced dosage reliability.  The Company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies.  To find out more about NovaDel Pharma Inc. (AMEX:  NVD), visit our website at www.novadel.com.

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Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products.  The filing of an NDA with the FDA is an important step in the approval process in the United States.  Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control.  Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission.  In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For further information:
NovaDel Pharma Inc.

Michael Spicer, (908) 782 – 3431, ext. 2550

or

MacDougall Biomedical Communications

Chris Erdman, (508) 647 – 0209, ext. 14